                                                                 Exhibit 11.1
                         WIRELESS TELECOM GROUP, INC.
                      COMPUTATION OF PER SHARE EARNINGS
                                (Unaudited)

                             For the Three Months        For the Nine Months
                              Ended September 30,        Ended September 30,
                               1996          1995         1996          1995
                              -----         -----        -----         -----

NET INCOME                 $ 2,062,062  $ 1,462,937  $ 5,409,477   $ 3,813,130
                            ----------   ----------   ----------    ----------
PRIMARY
 Weighted average shares    17,354,571   17,159,290   17,325,159    17,044,446
 Assumed conversions:
   Stock options               400,059      455,598      390,555       430,454
    Total weighted average ----------   -----------    ----------   ----------
      shares outstanding    17,754,630   17,614,888    17,715,714   17,474,900
                            ==========   ==========    ==========   ==========
 Per share amounts          $     .12   $      .08   $       .31    $      .22
                                  ===          ===           ===           ===

FULLY DILUTED
Weighted average shares    17,354,571   17,159,290    17,325,159    17,044,446
Assumed conversions:
   Stock options              410,255      455,598       402,977       510,518
    Total weighted average ----------   ----------    ----------  ------------
      shares outstanding   17,764,826   17,614,888    17,728,136    17,554,964
                           ==========   ==========    ==========    ==========

 Per share amounts         $     .12   $      .08   $       .31    $       .22
                                 ===          ===           ===            ===


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